FOR IMMEDIATE RELEASE:

ASKMENOW TO ACQUIRE KARRELL PTY LIMITED, A LEADING PARI-MUTUEL WAGERING SERVICES CO.

Acquisition Will Enable AskMeNow to Offer Real-Time Pari-Mutuel Wagering to Mobile Customers

Irvine, Calif. – March 13, 2006 – AskMeNow, a wholly owned subsidiary of Ocean West Holding Corporation (OTCBB: OWHC), today announced that it has entered a definitive agreement to acquire Karrell Pty Limited. Karrell the holding company for a fully licensed Australian wagering services company, Capital Play Pty Limited, provides access to North American pari-mutuel horse racing pools for its customers and reported to AskMeNow that it generated more than $110 million in horse racing wagers in 2005. The acquisition will enable mobile users to place real-time wagers via their mobile phones through the AskMeNow service anywhere it is legally permissible.

"AskMeNow's acquisition of Karrell will be an excellent strategic and financial opportunity that will expand our transactional capabilities and diversify our revenue sources," said AskMeNow CEO, Darryl Cohen. "By integrating Karrell's products into our natural language mobile platform, AskMeNow is taking an aggressive leadership position in mobile gaming. As we continue to expand worldwide through an ever-increasing customer base, AskMeNow will continue to introduce outstanding content such as gaming, one of the most popular areas of content on the Internet."

AskMeNow has entered into a definitive agreement to acquire the privately held Karrell for 20 million restricted common shares of OWHC and a capital contribution of $4 million dollars to be used primarily for product development, marketing and accounts receivable financing. Ten million shares of OWHC are subject to an escrow based on fiscal 2006 to fiscal 2007 performance, as well as an indemnity. Karrell and its subsidiary have reported to AskMeNow that it generated approximately $25 million in revenue and approximately $1.0 million in net income on a consolidated basis for the 12 month period ended on December 31, 2005. The Karrell acquisition will be accretive to AskMeNow's fiscal 2006 operating results and is expected to close within 60 days subject to completion of financing, due diligence, and customary closing conditions.

The merger of AskMeNow and Karrell should generate substantial growth opportunities and propel AskMeNow in pioneering mobile gaming," explained Karl O'Farrell, Karrell's CEO. "Our innovative horse racing offerings are ideally suited for the mobile marketplace worldwide. We believe that AskMeNow will generate a substantial retail customer market for our products, which will benefit our combined organizations. We are excited to join a fast growth company such as AskMeNow." O'Farrell will join the Board of AskMeNow upon closing of the transaction.

About AskMeNow

AskMeNow, a wholly owned subsidiary of Ocean West Holding Corporation, is the easiest, most convenient way to access information on the Internet from your cell phone or mobile device. The first mobile lifestyle network, AskMeNow allows subscribers to simply call or text message any question from a mobile telephone to receive the information requested in moments. Basic questions are answered for free, while AskMeAnything questions are answered for a small automated fee. The Company expects to generate revenue through one-to-one advertising and sponsorship on its service, as well as per usage charges for its AskMeAnything feature. Utilizing proprietary technology, AskMeNow launched as a Beta in 2004. The Company is based in Irvine CA. Please click on www.askmenow.com for information.

About Karrell

Karrell is the holding company for Capital Play Pty Limited, a licensed Australian wagering services company, which accesses North American pari-mutuel horse racing pools on behalf of its customers. Capital Play delivers new and exciting products specifically designed for professional and consumer wagering enthusiasts. The Company has built much of its success on the Global Betting Gateway (GBG), a highly scalable interface into some of the world's largest pari-mutual wagering pools. This system has been recently upgraded to expand its capacity for multi-currency and multi-market wagering. Capital Play is now in the final stages of developing a series of brand new products for the semi-professional and consumer markets, including an interactive wagering Website to be launched in 2006 and a series of games and loyalty-based programs.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. These statements include mobile users placing real –time wagers via their mobile phones through the AskMeNow service; AskMeNow will continue to introduce outstanding content such as gaming; the Karrell acquisition will be accretive to AskMeNow's fiscal 2006 operating results; and the merger should generate substantial growth opportunities. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to raise funds for AskMeNow, as well as to complete the Karrell acquisition, our ability to continue to lower our costs, our timely development and customers' acceptance of our products, including acceptance

by key customers, pricing pressures, rapid technological changes in the industry, increased competition, our ability to attract and retain qualified personnel, our ability to identify and successfully consummate future acquisitions; adverse changes in general economic conditions in the U.S. and internationally, political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended September 30, 2004, and its Registration Statement on Form SB-2 dated September 14, 2005.

Contact

AskMeNow Investor Relations
AGORA Investor Relations
www.agoracom.com/IR/AskMeNow
Via e-mail: OWHC@agoracom.com

Or

AskMeNow Media Relations
RLM public Relations
212.741.5106 x220
curtis@rlmpr.com